Exhibit 99.1
CONTACT

Investors:	Media:
Atish Shah	Amy Patti
Hyatt Hotels Corporation	Hyatt Hotels Corporation
312.780.5427	312.780.5620
atish.shah@hyatt.com	amy.patti@hyatt.com

HYATT REPORTS FIRST QUARTER 2015 RESULTS

CHICAGO (May 5, 2015) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported first quarter 2015 financial results as follows:

•	Adjusted EBITDA was $169 million in the first quarter of 2015 compared to $172 million in the first quarter of 2014, a decrease of 1.7%.

•
Adjusted for special items, net income attributable to Hyatt was $17 million, or $0.11 per share, during the first quarter of 2015 compared to net income attributable to Hyatt of $20 million, or $0.13 per share, during the first quarter of 2014.

•
Net income attributable to Hyatt was $22 million, or $0.15 per share, during the first quarter of 2015 compared to net income attributable to Hyatt of $56 million, or $0.36 per share, in the first quarter of 2014.

•	Comparable owned and leased hotels RevPAR increased 3.8% (6.5% excluding the effect of currency) in the first quarter of 2015 compared to the first quarter of 2014.

•
Comparable owned and leased hotels operating margins increased 50 basis points in the first quarter of 2015 compared to the first quarter of 2014. Owned and leased hotels operating margins increased 30 basis points in the first quarter of 2015 compared to the first quarter of 2014.

•	Comparable systemwide RevPAR increased 4.6% (7.4% excluding the effect of currency) in the first quarter of 2015 compared to the first quarter of 2014.

•
Comparable U.S. full service hotel RevPAR increased 8.4% in the first quarter of 2015 compared to the first quarter of 2014. Comparable U.S. select service hotel RevPAR increased 10.1% in the first quarter of 2015 compared to the first quarter of 2014.

•	Nine hotels were opened during the first quarter of 2015. As of March 31, 2015, the Company's executed contract base consisted of approximately 250 hotels or approximately 55,000 rooms.

•	The Company repurchased 3,192,629 shares of common stock at a weighted average price of $58.67 per share, for an aggregate purchase price of approximately $187 million.

Mark S. Hoplamazian, president and chief executive officer of Hyatt Hotels Corporation, said, "The year is off to a strong start with first quarter comparable systemwide RevPAR increasing 7.4% in constant dollars. We saw robust performance in our largest market, with U.S. full service RevPAR increasing 8.4% and U.S. select service RevPAR increasing 10.1%, with the majority of both increases coming from average daily rate.

"Comparable owned and leased margins in the Americas increased 110 basis points while margins at hotels outside the Americas continue to be negatively impacted by market-specific factors. Total fee revenue increased 18% in the quarter, driven by strong performance at existing hotels and new hotel openings.

"We continued our innovation around brands and guest experience in 2015. Our newest brand, Hyatt Centric, saw its first opening in Chicago last month and we expect this brand to position us well in the rapidly growing lifestyle segment. The initial response from our guests and our owners has been very positive and we expect approximately 15 Hyatt Centric hotels to be open by the end of 2015. In the first quarter, we also launched industry-leading free Wi-Fi access and we are working to expand engagement with our guests through a number of new digital initiatives.

"During the quarter, we continued our balanced approach to capital allocation which includes return of capital to shareholders. We have repurchased $234 million of common stock year-to-date through May 1, 2015. Over the course of 2015, we expect to spend approximately $350 million on capital expenditures as well as maintain a significant level of investment spending to support growth. We continue to seek opportunities to deploy our capital in markets in which we are underrepresented, while maintaining a strong balance sheet.

"Looking ahead, we believe the U.S. will continue to outperform as we see continued strength in both group and transient demand in most markets. We expect to continue our strong pace of new openings. We opened nine new hotels in the first quarter and expect to open approximately 50 hotels in 2015 across all regions and brands. Our executed contract base remains robust at 250 hotels, which we believe demonstrates strong owner preference for our brands around the world."

Owned and Leased Hotels Segment
Total segment Adjusted EBITDA decreased 0.8% in the first quarter of 2015 compared to the same period in 2014.
Owned and leased hotels Adjusted EBITDA decreased 3.8% in the first quarter of 2015 compared to the same period in 2014. See the table on page 15 of the accompanying schedules for a detailed list of portfolio changes and the year-over-year net impact to first quarter owned and leased hotels Adjusted EBITDA.
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA increased 15.0% in the first quarter of 2015 compared to the same period in 2014.
Revenue decreased 7.1% in the first quarter of 2015 compared to the same period in 2014. Owned and leased hotels expenses decreased 7.5% in the first quarter of 2015 compared to the same period in 2014.
RevPAR for comparable owned and leased hotels increased 3.8% (6.5% excluding the effect of currency) in the first quarter of 2015 compared to the same period in 2014. Occupancy increased 150 basis points and ADR increased 1.7% (4.4% excluding the effect of currency) compared to the same period in 2014.

Comparable owned and leased hotels revenue increased 3.9% in the first quarter of 2015 compared to the same period in 2014. Excluding expenses related to benefit programs funded through rabbi trusts and non-comparable hotel expenses, expenses increased 3.2% in the first quarter of 2015 compared to the same period in 2014. See the table on page 9 of the accompanying schedules for a reconciliation of comparable owned and leased hotels expenses to owned and leased hotels expenses.
The following hotel was removed from the owned and leased hotels portfolio as it was sold during the first quarter:

•	Hyatt Regency Indianapolis (499 rooms)
The Company entered into a franchise agreement for the hotel listed above and therefore the hotel remains included in the Hyatt system.

Management and Franchise Fees
Total fee revenue increased 18.0% to $105 million in the first quarter of 2015 compared to the same period in 2014. Base management fees increased 7.3% to $44 million in the first quarter of 2015 compared to the same period in 2014. Incentive management fees increased 11.1% to $30 million in the first quarter of 2015 compared to the same period in 2014. Franchise fees increased 50.0% to $21 million in the first quarter of 2015 compared to the same period in 2014, primarily due to hotels recently converted from managed to franchised, new hotels and improved performance at existing hotels. Other fee revenues increased 42.9% to $10 million in the first quarter of 2015 compared to the same period in 2014, due to the amortization of deferred gains resulting from the sales of hotels subject to long-term management agreements.

Americas Management and Franchising Segment
Adjusted EBITDA increased 23.2% in the first quarter of 2015 compared to the same period in 2014.
RevPAR for comparable Americas full service hotels increased 7.5% (8.3% excluding the effect of currency) in the first quarter of 2015 compared to the same period in 2014. Occupancy increased 160 basis points and ADR increased 5.3% (6.0% excluding the effect of currency) compared to the same period in 2014.
Group rooms revenue at comparable U.S. full service hotels increased 10.0% in the first quarter of 2015 compared to the same period in 2014. Group room nights increased 3.8% and group ADR increased 5.9% in the first quarter of 2015 compared to the same period in 2014.
Transient rooms revenue at comparable U.S. full service hotels increased 6.7% in the first quarter of 2015 compared to the same period in 2014. Transient room nights decreased 0.1% and transient ADR increased 6.7% in the first quarter of 2015 compared to the same period in 2014.
RevPAR for comparable Americas select service hotels increased 10.1% in the first quarter of 2015 compared to the same period in 2014. Occupancy increased 100 basis points and ADR increased 8.7% compared to the same period in 2014.
Revenue from management, franchise and other fees increased 17.3% in the first quarter of 2015 compared to the same period in 2014.
The following four hotels were added to the portfolio during the first quarter:

•	Hyatt House Salt Lake City / Downtown (franchised, 159 rooms)

•	Hyatt Place Canton (franchised, 105 rooms)

•	Hyatt Place Columbia / Downtown / The Vista (franchised, 132 rooms)

•	Hyatt Place Tijuana, Mexico (managed, 145 rooms)
One hotel was removed from the portfolio during the first quarter.

Southeast Asia, China, Australia, South Korea and Japan (ASPAC) Management and Franchising Segment
Adjusted EBITDA was flat in the first quarter of 2015 compared to the same period in 2014.
RevPAR for comparable ASPAC hotels was flat (increased 5.8% excluding the effect of currency) in the first quarter of 2015 compared to the same period in 2014. Occupancy increased 260 basis points and ADR decreased 3.9% (increased 1.6% excluding the effect of currency) compared to the same period in 2014.
Revenue from management, franchise and other fees was flat in the first quarter of 2015 compared to the same period in 2014.
The following hotel was added to the portfolio during the first quarter:

•	Park Hyatt Sanya Sunny Bay Resort, China (managed, 207 rooms)
One hotel was removed from the portfolio during the first quarter.

Europe, Africa, Middle East and Southwest Asia (EAME/SW Asia) Management Segment
Adjusted EBITDA decreased 45.5% in the first quarter of 2015 compared to the same period in 2014.
RevPAR for comparable EAME/SW Asia full service hotels decreased 8.1% (increased 1.4% excluding the effect of currency) in the first quarter of 2015 compared to the same period in 2014. Occupancy increased 90 basis points and ADR decreased 9.4% (0.1% excluding the effect of currency) compared to the same period in 2014.
Revenue from management and other fees decreased 11.1% in the first quarter of 2015 compared to the same period in 2014, primarily due to the impact from the stronger U.S. dollar.
The following four hotels were added to the portfolio during the first quarter:

•	Park Hyatt Zanzibar, Tanzania (managed, 67 rooms)

•	Hyatt Regency Dubai Creek Heights, United Arab Emirates (managed, 464 rooms)

•	Hyatt Regency Istanbul Ataköy, Turkey (managed, 284 rooms)

•	Hyatt Place Pune / Hinjewadi, India (managed, 117 rooms)

Selling, General, and Administrative Expenses
Selling, general, and administrative expenses increased 8.0% in the first quarter of 2015 compared to the same period in 2014. Adjusted selling, general, and administrative expenses increased 3.5% in the first quarter of 2015 compared to the same period in 2014. Refer to the table on page 8 of the accompanying schedules for a reconciliation of adjusted selling, general, and administrative expenses to selling, general, and administrative expenses.

OPENINGS AND FUTURE EXPANSION
Nine hotels were added in the first quarter of 2015, each of which is listed above.

The Company expects that a significant number of new hotels will be opened under all of the Company's brands in the future. As of March 31, 2015, the Company had executed management or franchise contracts for approximately 250 hotels (or approximately 55,000 rooms) across all brands. The executed contracts represent potential entry into several new countries and expansion into new markets or markets in which the Company is under-represented.

SHARE REPURCHASE
During the first quarter of 2015, the Company repurchased 3,192,629 shares of common stock at a weighted average price of $58.67 per share, for an aggregate purchase price of approximately $187 million. From April 1 through May 1, 2015, the Company repurchased 798,180 shares of common stock at a weighted average price of $58.79 per share, for an aggregate purchase price of approximately $47 million. As of May 1, 2015, the Company had approximately $210 million remaining under its share repurchase authorization.

CORPORATE FINANCE / ASSET RECYCLING
During the first quarter, the Company completed the following transactions:

•	Sold Hyatt Regency Indianapolis (499 rooms) for approximately $71 million and entered into a franchise agreement for the hotel.

BALANCE SHEET / OTHER ITEMS
As of March 31, 2015, the Company reported the following:

•	Total debt of approximately $1.4 billion.

•	Pro rata share of non-recourse unconsolidated hospitality venture debt of approximately $655 million compared with approximately $638 million as of December 31, 2014.

•
Cash and cash equivalents, including investments in highly-rated money market funds and similar investments, of approximately $563 million, short-term investments of approximately $80 million and restricted cash of approximately $341 million.

•	Undrawn borrowing availability of approximately $1.5 billion under its revolving credit facility.

2015 INFORMATION
The Company is providing the following information for the 2015 fiscal year:

•	Adjusted SG&A expense is expected to be approximately $315 million.

•	Capital expenditures are expected to be approximately $350 million, including approximately $180 million for investment in new properties.

•
In addition to the capital expenditures described above, the Company intends to continue a strong level of investment spending. Investment spending includes acquisitions, equity investments in joint ventures, debt investments, contract acquisition costs or other investments.

•	Depreciation and amortization expense is expected to be approximately $310 million.

•	Interest expense is expected to be approximately $70 million.

•	The Company expects to open approximately 50 hotels in 2015.

CONFERENCE CALL INFORMATION
The Company will hold an investor conference call today, May 5, 2015, at 9:30 a.m. CT. All interested persons may listen to a simultaneous webcast of the conference call, which may be accessed through the Company’s website at www.hyatt.com by selecting the Investor Relations link located at the bottom of the page, or by dialing 647.788.4901, passcode #17020089, approximately 10 minutes before the scheduled start time. For those unable to listen to the live broadcast, a replay will be available from 1:00 p.m. CT on May 5, 2015 through May 6, 2015 at midnight by dialing 404.537.3406, passcode #17020089. Additionally, an archive of the webcast will be available on the Company's website for approximately 90 days.

DEFINITIONS

Adjusted EBITDA
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a non-GAAP measure. We define consolidated Adjusted EBITDA as net income attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated hospitality ventures Adjusted EBITDA based on our ownership percentage of each venture, adjusted to exclude the following items:

•	equity losses from unconsolidated hospitality ventures;

•	gains on sales of real estate;

•	other loss, net;

•	depreciation and amortization;

•	interest expense; and

•	provision for income taxes.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments to corporate and other Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as a key performance and compensation measure both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operating performance both on a segment and on a consolidated basis. Our president and chief executive officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in significant part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors the same information that we use internally for purposes of assessing our operating performance and making selected compensation decisions.
Adjusted EBITDA is not a substitute for net income attributable to Hyatt Hotels Corporation, net income, cash flows from operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income generated by our business or discretionary cash available to us to invest in the growth of our business. Our management compensates for these limitations by reference to our GAAP results and using Adjusted EBITDA supplementally.

Adjusted Selling, General, and Administrative Expense
Adjusted selling, general, and administrative expenses exclude the impact of expenses related to benefit programs funded through rabbi trusts.

Comparable Owned and Leased Hotels Operating Margin
We define Comparable Owned and Leased Hotels Operating Margin as the difference between comparable owned and leased hotels revenue and comparable owned and leased hotels expenses. Comparable owned and leased hotels revenue is calculated by removing non-comparable hotels revenue from owned and leased hotels revenue as reported in our condensed consolidated statements of income. Comparable owned and leased hotels expenses is calculated by removing both non-comparable owned and leased hotels expenses and the impact of expenses funded through rabbi trusts from owned and leased hotels expenses as reported in our condensed consolidated statements of income.

Comparable Hotels
Comparable systemwide hotels represents all properties we manage or franchise (including owned and leased properties) and that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. We may use variations of comparable systemwide hotels to specifically refer to comparable systemwide Americas full service or select service hotels for those properties that we manage or franchise within the Americas management and franchising segment, comparable systemwide ASPAC full service hotels for those properties that we manage or franchise within the ASPAC management and franchising segment, or comparable systemwide EAME/SW Asia full service hotels for those properties that we manage within the EAME/SW Asia management segment. Comparable operated hotels is defined the same as Comparable systemwide hotels with the exception that it is limited to only those hotels we manage or operate and excludes hotels we franchise. “Comparable owned and leased hotels” represents all properties we own or lease and that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption or undergone large scale renovations during the periods being compared or for which comparable results are not available. Comparable systemwide hotels and comparable owned and leased hotels are commonly used as a basis of measurement in the industry. Non-comparable systemwide hotels or Non-comparable owned and leased hotels represent all hotels that do not meet the respective definition of comparable as defined above.

Revenue per Available Room (RevPAR)
RevPAR is the product of the average daily rate and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, telephone and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in the industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs (including housekeeping services, utilities and room amenity costs), and could also result in increased ancillary revenues (including food and beverage). In contrast, changes in average room rates typically have a greater impact on margins and profitability as there is no substantial effect on variable costs.

Average Daily Rate (ADR)
ADR represents hotel room revenues, divided by total number of rooms sold in a given period. ADR measures average room price attained by a hotel and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in the industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.

Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of our hotels' available capacity. Management uses occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

FORWARD-LOOKING STATEMENTS
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, occupancy and ADR trends, market share, the number of properties we expect to open in the future, our expected adjusted SG&A expense, maintenance and enhancement to existing properties capital expenditures, investments in new properties capital expenditures, depreciation and amortization expense and interest expense estimates, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, among others, general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and the pace of economic recovery following economic downturns; levels of spending in business and leisure segments as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters such as earthquakes, tsunamis, tornadoes, hurricanes, floods, oil spills, nuclear incidents and global outbreaks of pandemics or contagious diseases or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance guarantees in favor of our third party owners; the impact of hotel renovations; our ability to successfully execute our common stock repurchase program; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through Internet travel intermediaries; changes in the tastes and preferences of our customers, including the entry of new competitors in the lodging business; relationships with associates and labor unions and changes in labor laws; financial condition of, and our relationships with, third-party property owners, franchisees and hospitality venture partners; if our third-party owners, franchisees or development partners are unable to access capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and the introduction of new brand concepts; the timing of acquisitions and dispositions; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); unforeseen terminations of our management or franchise agreements; changes in federal, state, local or foreign tax law; increases in interest rates and operating costs; foreign exchange rate fluctuations or currency restructurings; lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry and the markets where we operate; cyber risks and information technology failures; outcomes of legal proceedings; violations of regulations or laws related to our franchising business; and other risks discussed in the Company's filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K, which filings are available from the SEC. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company with a proud heritage of making guests feel more than welcome. Thousands of members of the Hyatt family strive to make a difference in the lives of the guests they encounter every day by providing authentic hospitality. The Company's subsidiaries develop, own, operate, manage, franchise, license or provide services to hotels, resorts, branded residences and vacation ownership properties, including under the Hyatt®, Park Hyatt®, Andaz®, Grand Hyatt®, Hyatt Centric™, Hyatt Regency®, Hyatt Place®, Hyatt House®, Hyatt Zilara™, Hyatt Ziva™, Hyatt Residences® and Hyatt Residence Club® brand names and have locations on six continents. As of March 31, 2015, the Company's worldwide portfolio consisted of 599 properties in 50 countries. For more information, please visit www.hyatt.com.
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Tables to follow

Hyatt Hotels Corporation
Table of Contents
Financial Information (unaudited)

1.	Condensed Consolidated Statements of Income
2.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
3.	Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended March 31, 2015 and 2014
4.	Segment Financial Summary
5.	Hotel Chain Statistics - Comparable Locations
6.	Hotel Brand Statistics - Comparable Locations
7.	Fee Summary
8.	Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
9.	Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
10.	Net Gains and Interest Income from Marketable Securities Held to Fund Operating Programs
11.	Capital Expenditures and Investment Spending Summary
12. - 13.	Properties and Rooms / Units by Geography
14.	Properties and Rooms / Units by Brand
15.	Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Adjusted EBITDA - Three Months Ended March 31, 2015

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
For the Three Months Ended March 31, 2015 and 2014
(in millions, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2015	2014
REVENUES:
Owned and leased hotels	$509	$548
Management and franchise fees	105	89
Other revenues	7	21
Other revenues from managed properties (a)	433	416
Total revenues	1,054	1,074
DIRECT AND SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES:
Owned and leased hotels	384	415
Depreciation and amortization	79	95
Other direct costs	5	8
Selling, general, and administrative	94	87
Other costs from managed properties (a)	433	416
Direct and selling, general, and administrative expenses	995	1,021
Net gains and interest income from marketable securities held to fund operating programs	8	4
Equity losses from unconsolidated hospitality ventures	(6)	(7)
Interest expense	(17)	(19)
Gains on sales of real estate	8	61
Other loss, net	(18)	(12)
INCOME BEFORE INCOME TAXES	34	80
PROVISION FOR INCOME TAXES	(12)	(24)
NET INCOME	22	56
NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTERESTS	—	—
NET INCOME ATTRIBUTABLE TO HYATT HOTELS CORPORATION	$22	$56

EARNINGS PER SHARE - Basic
Net income	$0.15	$0.36
Net income attributable to Hyatt Hotels Corporation	$0.15	$0.36
EARNINGS PER SHARE - Diluted
Net income	$0.15	$0.36
Net income attributable to Hyatt Hotels Corporation	$0.15	$0.36

Basic share counts	147.3	155.4
Diluted share counts	148.6	156.5
(a) The Company includes in total revenues the reimbursement of costs incurred on behalf of managed hotel property owners with no added margin and includes in direct and selling, general, and administrative expenses these reimbursed costs. These costs relate primarily to payroll costs where the Company is the employer.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted EBITDA to EBITDA and a Reconciliation of EBITDA to Net Income Attributable to Hyatt Hotels Corporation
The table below provides a reconciliation of consolidated Adjusted EBITDA to EBITDA and a reconciliation of EBITDA to net income attributable to Hyatt Hotels Corporation. Adjusted EBITDA, as the Company defines it, is a non-GAAP financial measure. See Definitions for our definition of Adjusted EBITDA and why we present it.
(in millions)

	Three Months Ended March 31,
	2015	2014
Adjusted EBITDA	$169	$172
Equity losses from unconsolidated hospitality ventures	(6)	(7)
Gains on sales of real estate	8	61
Other loss, net	(18)	(12)
Pro rata share of unconsolidated hospitality ventures Adjusted EBITDA	(23)	(20)
EBITDA	$130	$194
Depreciation and amortization	(79)	(95)
Interest expense	(17)	(19)
Provision for income taxes	(12)	(24)
Net income attributable to Hyatt Hotels Corporation	$22	$56

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Summary of Special Items - Three Months Ended March 31, 2015 and 2014
The following table represents a reconciliation of net income attributable to Hyatt Hotels Corporation, adjusted for special items, to net income attributable to Hyatt Hotels Corporation presented for the three months ended March 31, 2015 and 2014, respectively.
(in millions, except per share amounts)

	Location on Condensed Consolidated Statements of Income	Three Months Ended March 31,
		2015	2014
Net income attributable to Hyatt Hotels Corporation		$22	$56
Earnings per share		$0.15	$0.36
Special items
Gains on sales of real estate (a)	Gains on sales of real estate	(8)	(61)
Gain on sale of residential property (b)	Equity losses from unconsolidated hospitality ventures	(1)	—
Gain on sale of cost method investment (c)	Other loss, net	—	(1)
Unconsolidated hospitality ventures impairments (d)	Equity losses from unconsolidated hospitality ventures	—	1
Total special items - pre-tax		(9)	(61)
Income tax (provision) benefit for special items	Provision for income taxes	4	25
Total special items - after-tax		(5)	(36)
Special items impact per share		$(0.04)	$(0.23)
Net income attributable to Hyatt Hotels Corporation, adjusted for special items		$17	$20
Earnings per share, adjusted for special items		$0.11	$0.13

(a) Gains on sales of real estate - During the three months ended March 31, 2015, we recorded a gain on the sale of Hyatt Regency Indianapolis, which was sold subject to a franchise agreement. The three months ended March 31, 2014 includes gains on the sales of nine select service properties and one full service property, which will remain Hyatt-branded hotels for a minimum of 25 years under long-term agreements.
(b) Gain on sale of residential property - During the three months ended March 31, 2015, we recognized a gain of $1 million in connection with the sale of a residential property at one of our joint ventures.
(c) Gain on sale of cost method investment - During the three months ended March 31, 2014, we sold our interest in a joint venture classified as a cost method investment and recorded a $1 million gain on sale.
(d) Unconsolidated hospitality ventures impairments - During the three months ended March 31, 2014, we recorded $1 million of impairment charges related to hospitality ventures.

Hyatt Hotels Corporation
Segment Financial Summary
(in millions)

	Three Months Ended March 31,
	2015	2014	Change ($)	Change (%)
Revenue
Owned and leased hotels	$509	$548	$(39)	(7.1)%
Management and franchising
Americas	88	75	13	17.3%
ASPAC	21	21	—	—%
EAME/SW Asia	16	18	(2)	(11.1)%
Total management and franchising	125	114	11	9.6%
Corporate and other	9	21	(12)	(57.1)%
Other revenues from managed properties	433	416	17	4.1%
Eliminations	(22)	(25)	3	12.0%
Total revenues	$1,054	$1,074	$(20)	(1.9)%

Adjusted EBITDA
Owned and leased hotels	$101	$105	$(4)	(3.8)%
Pro rata share of unconsolidated hospitality ventures	23	20	3	15.0%
Total owned and leased hotels	124	125	(1)	(0.8)%
Americas management and franchising	69	56	13	23.2%
ASPAC management and franchising	11	11	—	—%
EAME/SW Asia management	6	11	(5)	(45.5)%
Corporate and other	(41)	(31)	(10)	(32.3)%
Adjusted EBITDA	$169	$172	$(3)	(1.7)%

Hyatt Hotels Corporation
Hotel Chain Statistics
Comparable Locations

	Three Months Ended March 31,
	2015	2014	Change		Change (in constant $)
Owned and leased hotels (# hotels) (a)

Comparable owned and leased hotels (39)
ADR	$218.18	$214.49	1.7%		4.4%
Occupancy	75.2%	73.7%	1.5%	pts
RevPAR	$164.08	$158.10	3.8%		6.5%

Managed and franchised hotels (# hotels; includes owned and leased hotels)
Americas
Full service hotels (145)
ADR	$194.29	$184.59	5.3%		6.0%
Occupancy	72.2%	70.6%	1.6%	pts
RevPAR	$140.21	$130.38	7.5%		8.3%

Select service hotels (246)
ADR	$127.58	$117.41	8.7%		8.7%
Occupancy	73.5%	72.5%	1.0%	pts
RevPAR	$93.81	$85.17	10.1%		10.1%

ASPAC
Full service hotels (55)
ADR	$220.08	$229.10	(3.9)%		1.6%
Occupancy	66.9%	64.3%	2.6%	pts
RevPAR	$147.25	$147.21	—%		5.8%

EAME/SW Asia
Full service hotels (57)
ADR	$205.71	$227.07	(9.4)%		(0.1)%
Occupancy	64.6%	63.7%	0.9%	pts
RevPAR	$132.87	$144.56	(8.1)%		1.4%

Comparable systemwide hotels (505) (b)
ADR	$182.36	$178.11	2.4%		5.1%
Occupancy	70.8%	69.3%	1.5%	pts
RevPAR	$129.19	$123.49	4.6%		7.4%

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.
(b) Comparable systemwide hotels include two select service hotels in EAME/SW Asia, which are not included in the EAME/SW Asia full service hotels statistics.

Hyatt Hotels Corporation
Hotel Brand Statistics
Comparable Locations

	Three Months Ended March 31,
	2015	2014	Change		Change (in constant $)

Managed and franchised hotels (# hotels; includes owned and leased hotels)

Park Hyatt (30)
ADR	$329.45	$349.34	(5.7)%		2.2%
Occupancy	67.9%	66.6%	1.3%	pts
RevPAR	$223.59	$232.61	(3.9)%		4.1%

Andaz (10)
ADR	$321.15	$308.34	4.2%		6.8%
Occupancy	77.1%	69.7%	7.4%	pts
RevPAR	$247.50	$215.07	15.1%		18.0%

Grand Hyatt (39)
ADR	$233.46	$238.90	(2.3)%		1.1%
Occupancy	73.2%	72.6%	0.6%	pts
RevPAR	$170.86	$173.33	(1.4)%		2.0%

Hyatt (37)
ADR	$181.56	$170.98	6.2%		7.8%
Occupancy	69.1%	67.1%	2.0%	pts
RevPAR	$125.41	$114.70	9.3%		10.9%

Hyatt Regency (141)
ADR	$176.67	$171.54	3.0%		5.5%
Occupancy	69.1%	67.3%	1.8%	pts
RevPAR	$122.15	$115.52	5.7%		8.3%

Hyatt Place (190)
ADR	$123.43	$113.33	8.9%		8.9%
Occupancy	73.2%	71.8%	1.4%	pts
RevPAR	$90.40	$81.34	11.1%		11.2%

Hyatt House (58)
ADR	$139.51	$129.01	8.1%		8.1%
Occupancy	73.8%	74.1%	(0.3)%	pts
RevPAR	$102.98	$95.65	7.7%		7.7%

Hyatt Hotels Corporation
Fee Summary
(in millions)

	Three Months Ended March 31,
	2015	2014	Change ($)	Change (%)
Fees
Base management fees	$44	$41	$3	7.3%
Incentive management fees	30	27	3	11.1%
Franchise fees	21	14	7	50.0%
Other fee revenues (a)	10	7	3	42.9%
Total fees	$105	$89	$16	18.0%

(a) Total other fee revenues includes deferred gains, resulting from the sales of hotels subject to long-term management agreements, of $5 million and $2 million for the three months ended March 31, 2015 and 2014, respectively.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Adjusted Selling, General, and Administrative Expenses to Selling, General, and Administrative Expenses
Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in selling, general, and administrative expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trust investments.
(in millions)

	Three Months Ended March 31,
	2015	2014	Change ($)	Change (%)
Adjusted selling, general, and administrative expenses (a)	$88	$85	$3	3.5%
Rabbi trust impact	6	2	4	200.0%
Selling, general, and administrative expenses	$94	$87	$7	8.0%

(a) Segment breakdown for adjusted selling, general, and administrative expenses.

	Three Months Ended March 31,
	2015	2014	Change ($)	Change (%)
Americas management and franchising	$18	$18	$—	—%
ASPAC management and franchising	9	9	—	—%
EAME/SW Asia management	11	8	3	37.5%
Owned and leased hotels	4	5	(1)	(20.0)%
Corporate and other (b)	46	45	1	2.2%
Adjusted selling, general, and administrative expenses	$88	$85	$3	3.5%

(b) Corporate and other includes vacation ownership expenses of $8 million the three months ended March 31, 2014.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP to GAAP Measure: Comparable Owned and Leased Hotels Operating Margin to Owned and Leased Hotels Operating Margin
Below is a breakdown of consolidated owned and leased hotels revenues and expenses, as used in calculating comparable owned and leased hotels operating margin percentages. Results of operations as presented on the condensed consolidated statements of income include the impact of expenses recognized with respect to employee benefit programs funded through rabbi trusts. Certain of these expenses are recognized in owned and leased hotels expenses and are completely offset by the corresponding net gains and interest income from marketable securities held to fund operating programs, thus having no net impact to our earnings. Below is a reconciliation of this account excluding the impact of our rabbi trusts and excluding the impact of non-comparable hotels.
(in millions)

	Three Months Ended March 31,
	2015	2014	Change ($)	Change (%)
Revenues
Comparable owned and leased hotels	$481	$463	$18	3.9%
Non-comparable owned and leased hotels	28	85	(57)	(67.1)%
Owned and leased hotels revenues	$509	$548	$(39)	(7.1)%

Expenses
Comparable owned and leased hotels	$357	$346	$11	3.2%
Non-comparable owned and leased hotels	26	68	(42)	(61.8)%
Rabbi trust	1	1	—	—%
Owned and leased hotels expense	$384	$415	$(31)	(7.5)%

Owned and leased hotels operating margin percentage	24.6%	24.3%		0.3%

Comparable owned and leased hotels operating margin percentage	25.8%	25.3%		0.5%

Hyatt Hotels Corporation
Net Gains and Interest Income From Marketable Securities Held to Fund Operating Programs
The table below provides a reconciliation of net gains and interest income from marketable securities held to fund operating programs, all of which are completely offset within other line items of our condensed consolidated statements of income, thus having no net impact to our earnings. The gains or losses on securities held in rabbi trusts are offset to our owned and leased hotels expense for our hotel staff and to selling, general, and administrative expenses for our corporate staff and personnel supporting our business segments. The gains or losses on securities held to fund our Gold Passport program for our owned and leased hotels are offset by corresponding changes to our owned and leased hotels revenues. The table below shows the amounts recorded to the respective offsetting account.
(in millions)

	Three Months Ended March 31,
	2015	2014	Change ($)	Change (%)
Rabbi trust impact allocated to selling, general, and administrative expenses	$6	$2	$4	200.0%
Rabbi trust impact allocated to owned and leased hotels expense	1	1	—	—%
Net gains and interest income from marketable securities held to fund our Gold Passport program allocated to owned and leased hotels revenue	1	1	—	—%
Net gains and interest income from marketable securities held to fund operating programs	$8	$4	$4	100.0%

Hyatt Hotels Corporation
Capital Expenditures and Investment Spending Summary
(in millions)

	Three Months Ended March 31,
	2015	2014
Capital Expenditures
Maintenance	$32	$14
Enhancements to existing properties	10	16
Investment in new properties	19	11
Total	$61	$41

	Three Months Ended March 31,
Investment Spending	2015	2014
Acquisitions, net of cash acquired	$—	$—
Investments (equity, debt and other)	23	25
Total	$23	$25

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Owned and leased hotels (a)

	March 31, 2015		December 31, 2014		QTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Full service hotels
United States	26	15,415	27	15,914	(1)	(499)
Other Americas	2	1,112	2	1,112	—	—
ASPAC	1	601	1	601	—	—
EAME/SW Asia	10	2,255	10	2,256	—	(1)
Select service hotels
United States	2	329	2	329	—	—
EAME/SW Asia	1	330	1	330	—	—
Total owned and leased hotels	42	20,042	43	20,542	(1)	(500)

(a) Owned and leased hotels figures do not include unconsolidated hospitality ventures.

Hyatt Hotels Corporation
Properties and Rooms / Units by Geography

Managed and franchised hotels (includes owned and leased hotels)

	March 31, 2015		December 31, 2014		QTD Change
	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Americas
Full service hotels
United States managed	100	54,771	102	55,617	(2)	(846)
Other Americas managed	15	5,660	15	5,660	—	—
Franchised	35	10,914	34	10,416	1	498
Subtotal	150	71,345	151	71,693	(1)	(348)

Select service hotels
United States managed	50	6,951	51	7,102	(1)	(151)
Other Americas managed	7	1,038	6	893	1	145
Franchised	216	29,120	212	28,573	4	547
Subtotal	273	37,109	269	36,568	4	541

ASPAC
Full service hotels
ASPAC managed	64	23,789	64	23,954	—	(165)
ASPAC franchised	2	988	2	988	—	—
Subtotal	66	24,777	66	24,942	—	(165)

Select service hotels
ASPAC managed	1	144	1	144	—	—
Subtotal	1	144	1	144	—	—

EAME/SW Asia
Full service hotels
EAME managed	37	9,506	35	9,147	2	359
SW Asia managed	29	8,149	28	7,685	1	464
Subtotal	66	17,655	63	16,832	3	823

Select service hotels
EAME managed	2	425	2	425	—	—
SW Asia managed	4	618	3	501	1	117
Subtotal	6	1,043	5	926	1	117

Total managed and franchised hotels	562	152,073	555	151,105	7	968

All Inclusive	5	1,881	5	1,881	—	—
Vacation ownership	16	1,038	16	1,094	—	(56)
Residential	16	1,883	11	1,185	5	698

Total properties and rooms/units	599	156,875	587	155,265	12	1,610

Hyatt Hotels Corporation
Properties and Rooms / Units by Brand

	March 31, 2015		December 31, 2014		QTD Change
Brand	Properties	Rooms/Units	Properties	Rooms/Units	Properties	Rooms/Units
Park Hyatt	36	6,998	34	6,725	2	273
Andaz	12	2,434	12	2,433	—	1
Hyatt	41	9,203	41	9,205	—	(2)
Grand Hyatt	43	23,979	43	23,974	—	5
Hyatt Regency	150	71,163	150	71,130	—	33
Hyatt Place	220	29,856	216	29,357	4	499
Hyatt House	60	8,440	59	8,281	1	159
Hyatt Ziva	3	1,340	3	1,340	—	—
Hyatt Zilara	2	541	2	541	—	—
Vacation Ownership and Residential	32	2,921	27	2,279	5	642
Total	599	156,875	587	155,265	12	1,610

Hyatt Hotels Corporation
Year-over-Year Net Impact of Portfolio Changes to Owned and Leased Hotels Adjusted EBITDA (a)
For the Three Months Ended March 31, 2015
($ in millions)

	Rooms	Transaction / Opening Date	1Q15 Adjusted EBITDA Impact

Dispositions (b)

10 Hyatt House, Hyatt Place and Hyatt Hotels	1,560	1Q14
Park Hyatt Washington	216	4Q14
Hyatt Regency Vancouver	644	4Q14
Park Hyatt Toronto	346	4Q14
38 Select Service Hotels	4,950	4Q14
5 Select Service Hotels	631	4Q14
Hyatt Regency Indianapolis	499	1Q15

Year-over-Year Net Impact of Dispositions to Owned and Leased Hotels Adjusted EBITDA			$(15)

Acquisitions or Openings (c)

Hyatt Place Amsterdam Airport	330	1Q14
Park Hyatt New York	210	3Q14
Hyatt Regency Lost Pines Resort and Spa	491	4Q14

Year-over-Year Net Impact of Acquisitions and Openings to Owned and Leased Hotels Adjusted EBITDA			$3

Year-over-Year Net Impact of Dispositions, Acquisitions and Openings to Owned and Leased Hotels Adjusted EBITDA			$(12)

(a) Excludes pro rata share of unconsolidated hospitality ventures.
(b) Reflects 2014 Adjusted EBITDA for recently completed dispositions.
(c) Reflects 2015 Adjusted EBITDA for recently completed acquisitions or openings.